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News: For immediate release	Media contact: Andrew Burns (901) 495-7313 Financial contact: Emma Jo Kauffman (901) 495-7005

AUTOZONE REPORTS FIRST QUARTER EPS OF $.46, UP 15%

Memphis, Tenn. (December 5, 2000) -- AutoZone, Inc. (NYSE: AZO), today reported diluted earnings per share of $0.46 for its first fiscal quarter (12 weeks) ended November 18, 2000, up 15% from $.40 per share for the prior year quarter ended November 20, 1999.

Sales were $1.064 billion for the quarter, an increase of 6% from $1.006 billion in fiscal 2000. Same store sales, or sales for domestic auto parts stores open at least one year, increased 2% during the quarter, including 1% for retail sales and 10% for commercial sales. Same store sales at TruckPro were down 1% for the quarter, while stores in Mexico reported a same store sales increase of over 40%. In fiscal 2000, first quarter same store sales for domestic auto parts stores increased 7%, including 7% for retail sales and 9% for commercial sales. Earnings before interest and taxes of $110.8 million increased 5% from $105.7 last year. Net income for the quarter decreased 4% to $53.8 million from $56.0 million in the prior year due to higher interest and taxes.

"I am pleased to announce we met our goal of 15% earnings per share growth despite a difficult sales environment," said John C. Adams Jr., chairman and chief executive officer. "Our acquired stores continue to gain leverage on payroll and occupancy, and we are particularly excited about the success of our stores in Mexico and the progress we've made with ALLDATA. We continue to test new sales initiatives in all of our businesses. We also expect to control costs but not at the expense of customer service."

During the quarter, AutoZone opened 41 new and replaced 5 auto parts stores in the U.S.

AutoZone plans to open a total of 175 domestic auto parts stores and at least 7 new stores in Mexico in fiscal 2001. Aggregate share repurchases under the currently authorized $1.35 billion share repurchase program are $1.23 billion or 47.5 million shares at the end of the first quarter, including $205 million or 9.0 million shares under forward purchase contracts.

AutoZone will host a one hour conference call beginning at 4 p.m. (CST) today to discuss the results of the quarter. Investors may listen to the conference call live and review supporting slides on the AutoZone website, www.autozone.com, by clicking "About Us," "Investor Relations," "Conference Calls," or by going directly to http://www.autozone.com/Investors. The call will also be available by dialing (630) 395-0173. A replay of the call and slides will be available on the website. In addition, a replay of the call will be available by dialing (402) 220-3014 through Tuesday, December 12, 2000, at 5 p.m.(CST).

AutoZone sells auto and light truck parts, chemicals and accessories through 2,956 AutoZone stores in 42 states plus the District of Columbia in the U.S. and 13 AutoZone stores in Mexico. AutoZone also sells heavy-duty truck parts through 49 TruckPro stores in 15 states, and automotive diagnostic and repair software through ALLDATA. On the web, AutoZone sells diagnostic and repair information through alldatadiy.com, and auto and light truck parts through AutoZone.com.

Certain statements contained in this press release are forward-looking statements. These statements discuss, among other things, expected growth, domestic and international development and expansion strategy, business strategies and future performance. These forward-looking statements are subject to risks, uncertainties and assumptions, including without limitation, competition, product demand, domestic and international economies, government approvals, inflation, the ability to hire and retain qualified employees, consumer debt levels and the weather. Actual results may materially differ from anticipated results. Please refer to the Risk Factors section of Form 10-K for the year ended August 26, 2000, for more details.

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AUTOZONE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

Subject to Reclassification

ASSETS

	Nov. 18,	Aug. 26,
	2000	2000
	(Unaudited)
Current assets:
Cash and cash equivalents	$ 7,041	$ 6,969
Accounts receivable	24,772	21,407
Merchandise inventories	1,179,999	1,108,978
Prepaid expenses	25,077	30,214
Deferred income taxes	19,469	19,212

Total current assets	1,256,358	1,186,780

Property and equipment:
Property and equipment	2,339,830	2,320,376
Less accumulated depreciation
and amortization	590,416	561,936

	1,749,414	1,758,440

Other assets:
Cost in excess of net assets acquired	324,470	324,494
Deferred income taxes	48,120	52,182
Other assets	31,346	11,322

	403,936	387,998

	$ 3,409,708	$ 3,333,218

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 791,611	$ 788,825
Accrued expenses	221,504	227,682
Income taxes payable	34,259	18,037

Total current liabilities	1,047,374	1,034,544

Long-term debt	1,408,378	1,249,937
Other liabilities	58,105	56,558
Stockholders' equity	895,851	992,179

	$ 3,409,708	$ 3,333,218

AUTOZONE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(in thousands, except per share amounts)

	Twelve Weeks Ended
	Nov. 18,	Nov. 20,
	2000	1999

Net sales	$ 1,063,566	$ 1,006,472
Cost of sales,
including warehouse and delivery expenses	618,001	584,956
Operating, selling, general
and administrative expenses	334,797	315,768

Operating profit	110,768	105,748
Interest expense, net	22,980	14,604

Income before income taxes	87,788	91,144
Income taxes	34,000	35,100

Net income	$ 53,788	$ 56,044

Weighted average shares
for basic earnings per share	116,717	139,261
Effect of dilutive stock options	333	795

Adjusted weighted average shares
for diluted earnings per share	117,050	140,056

Basic earnings per share	$ 0.46	$ 0.40

Diluted earnings per share	$ 0.46	$ 0.40

AutoZone's 1st Quarter - Fiscal 2001

Other Selected Balance Sheet Information

	November 18, 2000	November 20, 1999	August 26, 2000

Working Capital	$ 208,984	$ 285,320	$ 152,236
Treasury stock	$1,024,012	$ 415,283	$ 870,915

Selected Cash Flow Information

	12 Weeks Ended	12 Weeks Ended
	November 18, 2000	November 20, 1999

Capital spending	$55,048	$66,210
Depreciation & amortization	$30,464	$30,124

Store Count & Square Footage
	12 Weeks Ended	12 Weeks Ended
	November 18, 2000	November 20, 1999

Domestic auto parts stores:
Store count:
Stores opened	41	87
Stores closed	----	2
Replacement stores	5	13
Total domestic auto parts stores	2,956	2,796

Square footage (in thousands)	18,962	17,935

Auto parts stores in Mexico:
Stores opened	----	2
Total auto parts stores in Mexico	13	8

TruckPro stores:
Stores opened	----	----
Replacement stores	----	1
Total TruckPro stores	49	46

Sales & Inventory Statistics (Domestic auto parts):
	12 Weeks Ended	12 Weeks Ended
	November 18, 2000	November 20, 1999

Sales per average store ($ in thousands)	$345	$349
Sales per average sq foot	$54	$54

Same store sales - rolling 13 periods
Domestic auto parts - total	2%	7%
Organic	0%	5%
Acquired	12%	25%
Retail	1%	7%
Commercial	10%	9%

Inventory turns:
Based on average inventories	2.2X	2.2X
Based on ending inventories	2.2X	2.0X

Accounts payable/inventory (total company)	67%	62%